Exhibit 99.1

N E W S  B U L L E T I N
                               FROM:

FOR IMMEDIATE RELEASE

CalAmp Announces Appointment of Jeffery Gardner to Board of Directors

OXNARD, CA, January 5, 2015 -- CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today announced that a new independent director, Jeffery R. Gardner, has been appointed to the Company's Board of Directors. This appointment expands the Company's Board to seven members.

Albert J. "Bert" Moyer, CalAmp's Chairman of the Board, said, "I am pleased to welcome Jeff to CalAmp's Board of Directors. He brings nearly 30 years of industry experience as well as proven executive management capabilities in successfully leading and advising publicly traded technology companies. On behalf of my fellow Board members, we look forward to working with Jeff and leveraging his knowledge and insight to help CalAmp achieve the next level of growth and profitability.”

Mr. Gardner is currently a member of the Board of Directors of Qorvo, Inc., the holding company under which RF Micro Devices, Inc. and TriQuint Semiconductor, Inc. combined as a merger of equals effective December 31, 2014. Mr. Gardner had been a member of the Board of Directors of RF Micro Devices, Inc. since November 2004. In addition, Mr. Gardner is currently a member of the Board of Directors of Windstream Holdings, Inc., a leading provider of advanced network communications and technology solutions, including cloud computing and managed services, to businesses nationwide. Previously, from December 2005 to December 2014, Mr. Gardner also served as the President and Chief Executive Officer of Windstream. From January 2000 to December 2005, Mr. Gardner was the Executive Vice President and Chief Financial Officer of Alltel Corp. From August 1998 to January 2000, he was the Senior Vice President of Finance and the Treasurer at Alltel Corp. Prior to this, Mr. Gardner held a variety of senior management positions at 360 Communications, which merged with Alltel in 1998. Mr. Gardner received a bachelor of arts degree in finance from Purdue University and a master's degree in business administration from the College of William and Mary.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value remote assets. For more information, please visit www.calamp.com.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com